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Exhibit 10.37

FOURTH AMENDMENT
TO
AMENDED AND RESTATED OPERATING AGREEMENT
OF
VALVINO LAMORE, LLC

        This Fourth Amendment to Amended and Restated Operating Agreement (the "Amendment") of Valvino Lamore, LLC, a Nevada limited liability company (the "Company"), is adopted, entered into, and effective as of June 24, 2002 (the "Effective Date"), by and between the Persons signatory hereto with reference to the following facts:

        A.    The Members of the Company previously adopted the Amended and Restated Operating Agreement of the Company effective as of October 3, 2000, as amended by the first amendment thereto (effective as of April 16, 2001), the second amendment thereto (dated February 18, 2002), the third amendment thereto (effective as of April 11, 2002) (the "Third Amendment"), and the Closing Memorandum under such third amendment (effective as of April 22, 2002) (collectively, the "Operating Agreement").

        B.    On the Effective Date, pursuant to that certain Share Purchase Agreement (the "Share Purchase Agreement") dated as of June 10, 2002, by and between the Company and Kenneth R. Wynn Family Trust dated February 20, 1985 ("KRW"), KRW is making a contribution to the capital of the Company in the amount of one million two hundred thousand dollars ($1,200,000) in exchange for an Interest in the Company and becoming a Member of the Company, all as provided for herein.

        C.    In order to effect the admission of KRW as a Member and make certain amendments to the Operating Agreement in connection therewith, the parties hereto desire to amend the Operating Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained below, the parties hereto hereby agree as follows:

        1.    All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Operating Agreement.

        2.    Pursuant to subparagraph (b) of the definition of "Gross Asset Value" in Article I of the Operating Agreement, as of immediately prior to the Effective Date (i.e., as of immediately prior to the admission of KRW as a Member), the Gross Asset Values of the Company's assets shall be adjusted to reflect that the aggregate net value of the Company (i.e., the aggregate gross value of the Company's assets minus the aggregate amount, or absolute value, of its liabilities) was eight hundred twenty-one million eight hundred ninety-four thousand five hundred sixty-six dollars ($821,894,566).

        3.    Pursuant to the Share Purchase Agreement, as of the Effective Date, (i) KRW is contributing to the capital of the Company cash in the amount of one million two hundred thousand dollars ($1,200,000), (ii) the Company is issuing to KRW three hundred and seven point thirty-eight (307.38) Common Shares, and (iii) KRW is being admitted as a Member of the Company. Immediately following such Capital Contribution and issuance of Shares, the Capital Account and number of Shares of each Member shall, as of the Effective Date, be as set forth on Schedule I attached hereto.

        4.    KRW hereby agrees to become a Member and to be bound by the terms and provisions applicable to, and to assume all obligations of, a Member and to be subject to all restrictions to which a Member is subject under the Articles and the Operating Agreement. Without limiting the generality of the foregoing:

          (a)  Pursuant to Paragraph 14 of the Third Amendment, in connection with the power and authority granted to the Managing Member under Paragraph 12 of the Third Amendment, KRW hereby irrevocably constitutes and appoints the Managing Member as its true and lawful attorney-in-fact, in its name, place, and stead, to make, execute, acknowledge, and file any document that may be necessary or advisable to consummate the transactions contemplated thereby, including without limitation the execution of assignments to effectuate a direct transfer of Interests by the Members to a corporation pursuant to clause (d) of Paragraph 12 of the Third Amendment. It is expressly intended by KRW that the power of attorney granted by the preceding sentence is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the establishment of the Corporate Vehicle (as defined in the Third Amendment) or the subsequent dissolution or termination of KRW.

          (b)  In connection with making its contribution to capital hereunder, KRW hereby represents and warrants to the Company and the other Members as set forth on Exhibit A to the Third Amendment.

        5.    Section 5.1(a)(1) of the Operating Agreement shall be amended and restated in its entirety to read as follows:

          (1)  First, to Members pro rata in accordance with the respective amounts of their initial Capital Accounts as shown on Schedule I (as amended and restated by the Fourth Amendment to this Agreement), without adjustment for subsequent allocations of Profits or Losses or otherwise, until each Member has received an aggregate amount of distributions pursuant to this Subsection 5.1(a)(1) equal to the amount of such initial Capital Account; and

        6.    Schedule I of the Operating Agreement is amended and restated in its entirety to read as Schedule I to this Amendment.

        7.    In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Operating Agreement, the terms and conditions of this Amendment shall control.

        8.    On and after the Effective Date, each reference in the Operating Agreement to "this Agreement," "hereunder," "hereof," "herein," or any other expression of like import referring to the Operating Agreement shall mean and be a reference to the Operating Agreement as amended by this Amendment, unless the context of the Operating Agreement requires otherwise (such as in the context of Sections 3.4 and 5.2 of the Operating Agreement). Except as expressly amended hereby, the provisions of the Operating Agreement, including without limitation Section 8.5 of the Operating Agreement, shall remain in full force and effect.

        9.    To the extent reasonably applicable, the provisions of Article XIV of the Operating Agreement are hereby incorporated herein and made a part hereof. This Amendment may be executed in two or more counterparts, each of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment is being executed, as of the date first above written, by (i) Wynn, as the Company's Managing Member pursuant to Section 14.6 of the Operating Agreement, and (ii) KRW, as a new Member joining in and agreeing to be bound by all the terms and conditions of the Operating Agreement as amended by this Amendment.

/s/ Stephen A. Wynn Stephen A. Wynn, Managing Member of Valvino Lamore, LLC
Kenneth R. Wynn Family Trust dated February 20, 1985
By:	/s/ Kenneth R. Wynn, TTEE Kenneth R. Wynn, Trustee

SCHEDULE I

MEMBERS, CAPITAL ACCOUNTS, AND SHARES
AS OF EFFECTIVE DATE UNDER FOURTH AMENDMENT

Members	Address	Capital Accounts	Common Shares
Stephen A. Wynn		$390,399,919	100,000.00
Aruze USA, Inc.		$390,399,919	100,000.00
Baron Asset Fund, on behalf of the Baron Asset Fund Series		$30,030,772	7,692.31
Baron Asset Fund, on behalf of the Baron Growth Fund Series		$11,063,956	2,834.01
KRW Family Trust dated February 20, 1985		$1,200,000	307.38

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Exhibit 10.37
FOURTH AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF VALVINO LAMORE, LLC
SCHEDULE I MEMBERS, CAPITAL ACCOUNTS, AND SHARES AS OF EFFECTIVE DATE UNDER FOURTH AMENDMENT